Exhibit 19.1

Insider Trading Policy

I.	PURPOSE

TG Therapeutics, Inc. (the “Company”) has adopted this Insider Trading Policy (this “Policy”) to help its Employees, Consultants, Officers, and Directors, comply with insider trading laws and to prevent the appearance of improper insider trading.

Insider trading laws prohibit a person from:

●	using material nonpublic information to make decisions to purchase, sell, give away or otherwise trade the Company’s securities,
●	providing material nonpublic information to others outside the Company or recommending the purchase or sale of Company securities on the basis of such information (often referred to as “tipping”), or
●	assisting someone who is engaged in any of the above activities.

The prohibition against insider trading applies to purchases, sales, tips and recommendations by anyone associated with the Company if the information involved is “material” and “nonpublic” (“Material Nonpublic Information”) as defined below. The prohibition on insider trading applies irrespective of the volume of securities at issue.

This Policy is administered by the Chief Financial Officer, the Company’s Insider Trading

Compliance Officer (“Compliance Officer”). See Section V. for more details.

II.	SCOPE

A.	Insiders. This Policy applies to all Insiders, which includes:
●	all Employees, Officers, and members of the Board of Directors (Directors) of the Company (collectively, “Company Personnel”);
●	family members and others living in the same household as Company Personnel;
●	family members of Company Personnel whose transactions in Company securities are subject to the influence or control of Company Personnel;
●	any corporations, partnerships, or other entities owned or controlled by the foregoing persons or any corporation in which such persons hold more than 20% of the equity or voting rights;
●	any trust or estate over which Company Personnel have control or influence with respect to a transaction in securities (e.g., a trustee or an executor); and
●	any Consultants and other third parties who have or may gain access to material nonpublic information concerning the Company.

B.

Transaction Types. This Policy applies to any and all transactions in the Company’s securities, including (unless specifically excluded herein) its common stock and options to purchase common stock. In addition, this Policy applies to any other type of securities that the Company may issue, including but not limited to preferred stock, convertible debentures, warrants and exchange-traded options or other derivative securities.

Transactions subject to this Policy include, but are not limited to:

●	purchases,
●	sales (including short-selling), whether in the open market or with the Company,
●	transfers to anyone or any entity, with or without consideration,
●	gifts,
●	pledging of shares of options,
●	granting of an option to acquire an Insider’s interest in Company securities, and
●	certain elections made under the Company’s 401K plan, if applicable.

III.	DEFINITION OF “MATERIAL NONPUBLIC INFORMATION”

A.

“Material” Information. Material information is any type of information that could reasonably be expected to affect the price of Company securities, beyond normal daily fluctuations. There is no bright-line rule as to what constitutes “Material” information. Generally speaking, information about the Company is Material if there is a substantial likelihood that a reasonable stockholder would consider the information important in making a decision whether or not to buy or sell the Company’s securities, or, stated another way, if the disclosure of the information would be expected to significantly alter the total mix of the information about the Company in the marketplace, the information would be considered Material.

While it is not possible to identify all information that would be deemed Material, the following types of information ordinarily would be considered Material:

●	Financial performance, including quarterly and year-end earnings, and significant changes in financial performance or liquidity;
●	Company projections and strategic plans;
●	Clinical results or presentations of the Company’s drug candidates;
●	Potential mergers and acquisitions or the sale of Company assets or subsidiaries;
●	Partnership agreements for the Company’s clinical-stage drug candidates;
●	New major contracts, order, suppliers, customer, or finance sources, or the loss thereof;
●	Major discoveries or significant changes or developments in products or product lines, clinical trial results, research or technologies;
●	Significant changes or developments in supplies or inventory, including significant product defects, recalls or product returns;
●	Significant pricing changes;
●	Stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts;
●	Transactions in the Company’s securities by the Company’s Section 16 Officers and Directors, until such time as the transactions are publicly filed with the Securities and Exchange Commission (SEC);
●	Significant changes in senior management;
●	Significant labor disputes or negotiations;
●	Actual or threatened major litigation or the resolution of such litigation; and
●	Content of material formal Food and Drug Administration responses to the Company.

It is important to remember that whether information is Material will be viewed by enforcement authorities with the benefit of hindsight.

B.

“Nonpublic” Information. Material information is “Nonpublic” if it has not been widely disseminated to the public in a manner that makes it generally available to investors, including, without limitation, through major newswire services, national news services and financial news services or the filing of public documents as required with the SEC. For the purposes of this Policy, information will be considered public, i.e., no longer Nonpublic, after the close of trading on the second full trading day following the Company’s widespread public release of the information.

C.

Consult with the Compliance Officer for Guidance. Any Insider who is unsure whether the information that he or she possesses is Material Nonpublic Information should consult the Compliance Officer for guidance before seeking pre-clearance to trade in Company securities.

IV.	STATEMENT OF COMPANY POLICY AND PROCEDURES

A.	Prohibited Activities For All Insiders:

i.

Trading in Company Securities. No Insider may buy, sell, or otherwise trade in Company securities while possessing Material Nonpublic Information concerning the Company. In addition, no Insider may buy, sell, or otherwise trade in Company securities unless the trade(s) have been pre-approved in accordance with the procedures set forth in Section IV.B., below.

ii.

Tipping. No Insider may “tip” or disclose Material Nonpublic Information concerning the Company to any person unless required as part of that Insider’s regular duties for the Company. In any instance in which such information is disclosed to outsiders, the Company shall take such steps as are necessary to preserve the confidentiality of the information, including requiring the outsider to agree in writing to comply with the terms of this Policy and/or to sign a confidentiality agreement. All inquiries from outsiders regarding Material Nonpublic Information about the Company must be forwarded to Investor Relations.

iii.

Giving Trading Advice. No Insider may give trading advice of any kind about the Company to anyone while possessing Material Nonpublic Information about the Company, except that Insiders should advise others not to trade if they have knowledge that doing so might violate the law or this Policy. The Company strongly discourages all Insiders from giving trading advice concerning the Company to third parties even when the Insiders do not possess Material Nonpublic Information about the Company.

iv.	Engaging in Short Sales. No Insider may trade in any interest or position relating to the future price of Company securities, such as a put, call or short sale.

v.

Trading in Securities of Other Companies. No Insider, while in the possession of Material Nonpublic Information about any other public company gained during the course of employment with the Company, may (a) trade in securities of the other Company, (b) “tip” or disclose such Material Nonpublic Information concerning that company to anyone, or (c) give trading advice of any kind to anyone concerning the other public company.

B.	Procedures for Approving Insider Trades. Regardless of the proposed timing or type of trade, no Insider may trade in Company securities until:

●	The person trading has notified the Compliance Officer in writing of the amount and nature of the proposed trade(s) by submitting a Notification of Proposed Trade form (see Appendix A);

●

The person trading has certified to the Compliance Officer in writing at the time of such proposed trade(s) that (i) he or she is not in possession of Material Nonpublic Information concerning the Company and (ii) the proposed trade(s) do not violate the trading restrictions of Section 16 of the Exchange Act or Rule 144 of the Securities Act;

●	The Compliance Officer has approved the trade and has certified such approval in writing (including by email); and

●

The person trading has provided the Compliance Officer any other documentation reasonably requested by the Compliance Officer in furtherance of the foregoing procedures. Any failure to provide such requested information may be grounds for denial of a Notification of Proposed Trade by the Compliance Officer.

C.

Period to Trade Upon Receipt of Approval. After receiving written or electronic approval to engage in a trade from the Compliance Officer, the person trading must complete the proposed trade within five (5) business days of receipt of approval (“Authorization Period”), unless an exception is granted. Transactions not effected within the time limit will be subject to Compliance Officer approval again. If the person trading becomes aware of Material Nonpublic Information after Compliance Officer approval but before the trade is executed, the approval is void and the trade must not be completed.

D.

Blackout Period. The period beginning with the 15th day of the last calendar month of each quarter and ending two (2) Trading Days following the date of public disclosure of the financial results for that quarter (the "Blackout Period") is a particularly sensitive period of time for Company stock transactions from the perspective of compliance with applicable securities laws. This sensitivity is due to the fact that Officers, Directors and certain other Employees and Consultants will, during that period, often possess Material Nonpublic Information about the expected financial results for the quarter.

Except as set forth in Section IV.F. (Trades Made Pursuant to Rule 10b5-1 Plans), the following Company Personnel may not trade in Company Securities during a Blackout Period, and this restriction will not be waived:

●	Directors;
●	Officers;
●	Vice Presidents and above (all functions); and
●	All members of the following functions:
-	Finance
-	Commercial Operations
-	Marketing for Approved Products
-	Market Access

The Blackout Periods are as follows:

●	From March 15 until the end of the second full trading day following public announcement of first quarter financial results;
●	From June 15 until the end of the second trading full day following public announcement of second quarter financial results;
●	From September 15 until the end of the second full trading day following public announcement of third quarter financial results; and
●	From December 15 until the end of the second full trading day following public announcement of fourth quarter and year-end financial results.

E.

Special Blackout Periods. Company business may necessitate a blackout period at points in time other than the above (such as for negotiation of mergers, acquisitions or licensing agreements, clinical trial results, manufacturing and supply, which may not be publicly disclosed). While such Material Nonpublic Information is pending disclosure, the Compliance Officer, in consultation with Company Management, may designate special blackout periods ("Special Blackout Periods") during which trading in Company securities by certain Insiders (who the Compliance Officer may designate as subject to a Special Blackout Period because of their position, responsibilities, or their actual or potential access to Material Nonpublic Information) is prohibited. If the Company imposes a Special Blackout Period, the Compliance Officer will notify the Insiders affected in writing. No Notification of Proposed Trade Forms will be approved during the Special Blackout Period.

An Insider may not disclose to any outside third party that a Special Blackout Period has been designated.

F.	Trades Made Pursuant to Rule 10b5-1 Plans.

i.

General Information: Under Rule 10b5-1 of the Securities Exchange Act, an individual has an affirmative defense against an allegation of insider trading if he or she demonstrates that the purchase, sale or trade in question took place pursuant to a binding contract, specific instruction or written plan that was put into place before he or she became aware of Material Nonpublic Information. Such plans are commonly referred to as Rule 10b5-1 Plans.

Rule 10b5-1 Plans require advance commitments that may impact the amounts, prices, or timing of purchases or sales of Company securities. Accordingly, while Rule 10b5-1 Plans have the advantage of protecting against insider trading liability, they limit flexibility and discretion and may not be suitable for all Insiders.

The availability of a Rule 10b5-1 Plan does not in any way obligate the Compliance Officer to approve any Rule 10b5-1 Plans proposed by Insiders. The Compliance Officer may reject any proposed 10b5-1 Plans at his or her sole reasonable discretion.

ii.	Specific Requirements: For a Rule 10b5-1 Plan to serve as an affirmative defense to insider trading liability, it must meet the following specific requirements:

●	Preapproval - The Compliance Officer must pre-approve any Rule 10b5-1 Plan prior to its effectiveness. Preapproval is also required for any modifications to an existing Rule 10b5-1 Plan;

●

Material Nonpublic Information and Blackouts -The individual desiring to enter into a Rule 10b5-1 Plan must do so at a time when he or she is not aware of any Material Nonpublic Information or is otherwise subject to a Blackout Period or Special Blackout Period. Further, no modifications to an existing Rule 10b5-1 Plan may be made while the individual is aware of any Material Nonpublic Information or is otherwise subject to a Blackout Period or Special Blackout Period;

●

30-day Waiting Period – The date of the first possible transaction under an approved Rule 10b5-1 Plan may not happen until 30 days after the date the Rule 10b5-1 Plan is approved and becomes effective. A 30-day waiting period is also required following the date of approval of any modifications to an existing 10b5-1 Plan; and

●

Filing of SEC Forms – The Compliance Officer must ensure that a procedure is in place for guaranteeing prompt filings of Forms 4, 5, and 144 with the SEC for Rule 10b5-1 Plans established by Officers or Directors.

G.

Exceptions to Trading Prohibitions. The prohibition on trading in Company securities during Blackout Periods, during SpecialBlackout Periods, or while otherwise in possession of Material Nonpublic Information does not apply to:

●

purchases made under an Employee stock purchase plan operated by the Company; provided, however, that the securities so acquired may not be sold during a Blackout Period or any Special Blackout Period;

●

exercises of stock options or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligation, in each case in a manner permitted by the applicable stock option; provided, however, that the securities so acquired may not be sold (either outright or in connection with a “cashless” exercise transaction through a broker) during a Blackout Period or Special Blackout Period or, if outside a Blackout Period or Special Blackout Period, without receiving the approval of the Compliance Officer;

●

automatic sales of shares of the Company’s common stock through a Company- contracted service provider or broker to cover any taxes due as a result of the vesting of restricted stock or restricted stock units, where the amount of shares sold is based on the Insider’s taxable income, the market price of the common stock on the date that the restricted stock or restricted stock units vest (the “Vesting Date”) and the market price on the date of the sale, which date shall be as soon as possible after the Vesting Date;

●

acquisitions or dispositions of Company common stock under the Company’s 401(k) plan, which are made pursuant to standing instructions not entered into or modified during a Blackout Period or Special Blackout Period or while otherwise in possession of Material Nonpublic Information; and

●	purchases or sales made pursuant to a Rule 10b5-1 Plan.

H.

Priority of Statutory or Regulatory Trading Restrictions. The trading prohibitions and restrictions set forth in this Policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations. Any Insider who is uncertain whether other prohibitions or restrictions apply should ask the Compliance Officer.

V.	INSIDER TRADING COMPLIANCE OFFICER

A.

Responsibilities. The Company has designated the Chief Financial Officer, as its Insider Trading Compliance Officer (the “Compliance Officer”) responsible for ensuring compliance with this Policy. In addition to the trading approval duties described in Section IV.B., the duties of the Compliance Officer will also include:

●	administering this Policy and monitoring and enforcing compliance with all Policy provisions and procedures;

●	responding to all inquiries relating to this Policy and its procedures;

●	designating Special Blackout Periods, in consultation with the General Counsel and Chief Executive Officer and announcing such periods, as defined below;

●

providing copies of this Policy and other appropriate materials to all current and new directors, officers and employees, and such Outsiders who the Compliance Officer determines have or may gain access to Material Nonpublic Information concerning the Company;

●

administering, monitoring and enforcing compliance with all federal and state insider trading laws and regulations, including without limitation Sections 10(b), 15, 20A and 21A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, and Rule 144 under the Securities Act of 1933 (the “Securities Act”) and related regulations of the Financial Industry Regulatory Authority, Inc. (”FINRA”) or The Nasdaq Stock Market Inc. (“Nasdaq”); and assisting in the preparation and filing of all reports required to be filed by the Company under the Exchange Act relating to insider trading in the Company’s securities, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G (“SEC Reports”);

●	revising the Policy as necessary to reflect changes in federal or state insider trading laws and regulations or the regulations of FINRA or Nasdaq; and

●	maintaining as Company records originals or copies of all documents required by the provisions of this Policy or the procedures set forth herein, and copies of all SEC Reports.

The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties in the event that the Compliance Officer is unable or unavailable to perform such duties.

B.

Compliance Officer Trades. If the Compliance Officer desires to complete any trades involving Company securities, he or she must first obtain the approval of the Chief Executive Officer of the Company in accordance with the requirements outlined in this Policy.

VI.	POTENTIAL CIVIL, CRIMINAL AND DISCIPLINARY SANCTIONS

A.

Civil and Criminal Penalties. The consequences of prohibited insider trading or tipping can be severe and can include significant fines and imprisonment. The Company and/or the supervisors of the person violating the rules may also face major civil and/or criminal penalties.

B.

Company Discipline. Violation of this Policy or federal or state insider trading or tipping laws by any director, officer or employee, or other Insider, may subject the director to dismissal proceedings and the officer or employee to disciplinary action by the Company up to and including termination for cause.

C.

Reporting of Violations. Any Insider who violates this Policy or any federal or state laws governing insider trading or tipping, or knows of such violation by any other Insiders, must report the violation immediately to the Compliance Officer. Upon learning of any such violation, the Compliance Officer, in consultation with the Company’s legal counsel, will determine whether the Company should release any Material Nonpublic Information, or whether the Company should report the violation to the SEC, Nasdaq, or other appropriate governmental authority.

VII.	ADDITIONAL INFORMATION APPLICABLE TO SECTION 16 OFFICERS AND DIRECTORS.

Officers and Directors of the Company must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Exchange Act (“Section 16”). Section 16 Officers and Directors must notify the Compliance Officer, by email and/or facsimile transmission, promptly upon the execution of such trade, but in no event later than next business day after the execution of such trade. Such notice shall include all relevant details of such trade, including, but not limited to:

●	the name of the entity in whose name the trade was made;
●	the type and amount of securities subject to the trade;
●	the price at which the securities were traded; and
●	the new number of securities owned, directly or indirectly, by the Insider subsequent to the execution of the trade.

The Company has provided, or will provide, separate materials to its Section 16 officers and directors regarding compliance with Section 16 and its related rules.

VIII.	INQUIRIES.

Please direct all inquiries regarding this policy to the Compliance Officer.

Notification of Proposed Trade

Section 1: Notification
From: (Name of Insider)	Date:
(Please fill out that which is applicable)

I hereby notify you of my intent to trade in securities of TG Therapeutics, Inc. (the “Company”). The amount and nature of the proposed trade is as follows:

●         Sell in the open market           shares of Company Common Stock currently held at           (e.g., Fidelity).

●         Exercise           non-qualified stock options granted by the Company on          .

●         Purchase in the open market           shares of Company Common Stock.

●         Gift           shares of Company Common Stock to           ; or

●         Adopt a Rule 10b5-1 Plan as set forth in the Company’s Insider Trading Policy (please submit the proposed Plan with this request).

Section 2: Certification

In connection with this proposed trade, I hereby certify that:

1.         I am not in possession of any Material Nonpublic Information concerning the Company, as defined in the Company’s Insider Trading Policy (the "Policy").

2.         To the best of my knowledge, the proposed trade does not violate the trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended, or Rule 144 of the Securities Act of 1933, as amended.

I understand that if I trade while possessing Material Nonpublic Information or in violation of the above trading restrictions, including during the Authorization Period (as defined below and in the Policy), I may be subject to severe civil and/or criminal penalties, and may be subject to sanctions by the Company as set forth in the Policy. Furthermore, I understand that I am not authorized to trade in Company securities or adopt a Rule 10b5-1 Plan in reliance upon this Notice until the Compliance Officer has approved it. Following approval by the Compliance Officer, authorization to trade pursuant to the Notice will continue for five (5) business days following the date of the Compliance Officer’s approval (“Authorization Period”). I understand that if I have not completed by proposed trade or adopted by Rule 10b5-1 Plan by the last date of the Authorization Period, I must submit a new Notice of Proposed Trade in order to trade in Company securities or adopt a Rule 10b5-1 Plan.

Signature of Insider:	Date:
Section 2: Insider Trading Compliance Officer (or Designee) Approval
Name
Title
Signature of Insider Trading Compliance Officer (or Designee):	Date: